Exhibit (p)(5)

Baring Asset Management LLC

Code of Ethics

CONFIDENTIAL

Policy Owner: Boston Compliance
Last reviewed: June 2011	1
Version: 1.0

1.	Key Points	3

2.	Definitions	4

3.	Executive Summary	6

I.	General Ethical Principles	7

II.	Applicability of this Code’s Procedures and Restrictions	7
	A. Who must comply with this Code?	7
	B. What securities are covered by the Code?	7
	C. “Exempted” Securities	7

III.	Personal Account Trading Procedures and Restrictions	7
	A. General	7
	B. Pre-Clearance	8
	C. Duplicate Trade Confirms	9
	D. Refusal to transact a Personal Account Trade	9
	E. Holding Period	9
	F. Waiver	9
	G. Right To Impose Additional Restrictions

IV.	Reporting Requirements	9
	A. Initial Holdings Report	9
	B. Monthly Transaction/Compliance Reports	10
	C. Annual Holdings Report	10
	D. Exceptions from Reporting Requirements	10

V.	Prohibited Activities	11
	A. Inside Information	11
	B. Short Selling and Speculative Trading	11
	C. Front Running	11
	D. Gifts	11
	E. Service As a Director	11
	F. Examples of Acts that Violate the Federal Securities Laws	11

VI.	Sanctions	12
	A. Immediate Dismissal	12
	B. Prosecution	12
	C. Legal and Compliance Department	12

VII.	Administration of the Code of Ethics	12
	A. Compliance Officer Review	12
	B. Reporting Violations of this Code	12
	C. Annual Attestation/Certification of Compliance	13

VIII.	Recordkeeping	13

Code of Ethics

1.	KEY POINTS

•	Access Persons must pre-clear transactions they intend to place in Reportable Securities, in which they have direct or indirect Beneficial Ownership.

•

Access Persons must provide an initial report of holdings in Reportable Securities, monthly personal account trading reports, an annual report of holdings in Reportable Securities, and an annual attestation of compliance with this Code.

If you have any questions please contact Boston Legal & Compliance.

Code of Ethics

Baring Asset Management LLC (the “Company”)

Code of Ethics

(Personal Account Trading and Conflicts of Interest)

2.	DEFINITIONS

“Access Person” means any employee of the Adviser, unless exempted as such pursuant to this Code of Ethics. Directors, officers, and partners, are presumed to be Access Persons of the Adviser.

“ Adviser” means Baring Asset Management LLC

“Automatic Investment Plan” means a program in which regular periodic purchases (or withdrawals) are made automatically in (or from) investment accounts in accordance with a predetermined schedule and allocation. An automatic investment plan includes a dividend reinvestment plan.

“Beneficial Ownership” shall mean any person who, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has or shares a direct or indirect pecuniary interest in the equity securities, subject to the following:

(1) The term pecuniary interest in any class of equity securities shall mean the opportunity, directly or indirectly, to profit or share in any profit derived from a transaction in the subject securities.

(2) The term indirect pecuniary interest in any class of equity securities shall include, but not be limited to:

(a) Securities held by members of a person's immediate family sharing the same household; provided, however, that the presumption of such beneficial ownership may be rebutted;

(b) A general partner's proportionate interest in the portfolio securities held by a general or limited partnership. The general partner's proportionate interest, as evidenced by the partnership agreement in effect at the time of the transaction and the partnership's most recent financial statements, shall be the greater of:

(i) The general partner's share of the partnership's profits, including profits attributed to any limited partnership interests held by the general partner and any other interests in profits that arise from the purchase and sale of the partnership's portfolio securities; or

(ii) The general partner's share of the partnership capital account, including the share attributable to any limited partnership interest held by the general partner.

(c) A performance-related fee, other than an asset-based fee, received by any broker, dealer, bank, insurance company, investment company, investment adviser, investment manager, trustee or person or entity performing a similar function; provided, however, that no pecuniary interest shall be present where:

(i) The performance-related fee, regardless of when payable, is calculated based upon net capital gains and/or net capital appreciation generated from the portfolio or from the fiduciary's overall performance over a period of one year or more; and

(ii) Equity securities of the issuer do not account for more than ten percent of the market value of the portfolio. A right to a nonperformance-related fee alone shall not represent a pecuniary interest in the securities;

(d)	A person's right to dividends that is separated or separable from the underlying securities. Otherwise, a right to dividends alone shall not represent a pecuniary interest in the securities;

(e)	A person's interest in securities held by a trust; and

(f)	A person's right to acquire equity securities through the exercise or conversion of any derivative security, whether or not presently exercisable.

(3) A shareholder shall not be deemed to have a pecuniary interest in the portfolio securities held by a corporation or similar entity in which the person owns securities if the shareholder is not a controlling shareholder of the entity and does not have or share investment control over the entity's portfolio.

“Federal Securities Laws” means the Securities Act of 1933, the Securities Exchange Act of 1934, the Sarbanes-Oxley Act of 2002, the Investment Company Act of 1940, the Investment Advisers Act of 1940, Title V of the Gramm-Leach-Bliley Act, any rules adopted by the Commission under any of these statutes, the Bank Secrecy Act as it applies to funds and investment advisers, and any rules adopted thereunder by the Commission or the Department of the Treasury.

Code of Ethics

“Initial Public Offering” means an offering of securities registered under the Securities Act of 1933, the issuer of which, immediately before the registration, was not subject to the reporting requirements of sections 13 or 15(d) of the Securities Exchange Act of 1934.

“Investment Company” means a company registered as such under the Investment Company Act of 1940.

“Limited Offering” means an offering that is exempt from registration under the Securities Act of 1933 pursuant to section 4(2) or section 4(6) or pursuant to Rule 504, Rule 505, or Rule 506 of the Securities Act of 1933.

“Purchase or sale of a security” includes, among other things, the writing of an option to purchase or sell a security.

“Reportable Fund” means any fund for which the Adviser serves as an investment adviser as defined in section 2(a)(20) of the Investment Company Act of 1940, or any fund whose investment adviser or principal underwriter controls the Adviser, is controlled by the Adviser, or is under common control with the Adviser.

“Reportable Security” means a Security, as defined below, except that it does not include: (i) Direct obligations of the Government of the United States; (ii) Bankers' acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments, including repurchase agreements; (iii) Shares issued by money market funds; (iv) Shares issued by U.S. registered open-end funds other than Reportable Funds; and (v) Shares issued by unit investment trusts that are invested exclusively in one or more open-end funds, none of which are Reportable Funds.

“Security” means any note, stock, treasury stock, security future, bond, debenture, evidence of indebtedness, certificate of interest or participation in any profit-sharing agreement, collateral-trust certificate, pre-organization certificate or subscription, transferable share, investment contract, voting-trust certificate, certificate of deposit for a security, fractional undivided interest in oil, gas, or other mineral rights, any put, call, straddle, option, or privilege on any security (including a certificate of deposit) or on any group or index of securities (including any interest therein or based on the value thereof), or any put, call, straddle, option, or privilege entered into on a national securities exchange relating to foreign currency, or, in general, any interest or instrument commonly known as a "security", or any certificate of interest or participation in, temporary or interim certificate for, receipt for, guaranty of, or warrant or right to subscribe to or purchase any of the foregoing.

Code of Ethics

3.	EXECUTIVE SUMMARY

The Company and its employees owe clients the fiduciary duties of utmost good faith and loyalty. Those duties can be distilled to a single core precept: that our clients’ interests must and will come first in every aspect of our business conduct. This Code of Ethics (the “Code”) is designed to address potential conflicts of interest between employees and clients, with particular emphasis on personal account trading.

Federal securities laws and this Code establish rules regarding personal account trading and proscribe fraudulent activity such as trading while in possession of material non-public information. Compliance with this Code is a basic condition of employment with the Company. Failure to comply with this Code is a threat to our business.

Employees may not engage in any investment transaction under circumstances in which the employee benefits from or interferes with the purchase or sale of investments for a client. In addition, Employees may not use information concerning the investments or investment intentions of a client, or their ability to influence such investment intentions, for personal gain or in a manner detrimental to the interests of a client. Employees may not engage in conduct that is deceitful, fraudulent or manipulative, or that involves false or misleading statements, in connection with the purchase or sale of investments for a client. In this regard, employees should recognize that it is unlawful to:

(i)	employ any device, scheme or artifice to defraud a client;

(ii)	make any untrue statement of a material fact to a client or omit to state to a client a material fact necessary in order to make the statements made, in light of the circumstances under which they are made, not misleading;

(iii)	engage in any act, practice or course of business that operates or would operate as a fraud or deceit upon a client; or

(iv)	engage in any manipulative practice with respect to a client.

The Company’s Access Persons, MUST:

1)	Pre-clear all personal securities transactions in Reportable Securities, including private transactions, other than transactions in Reportable Funds, closed end funds, or exchange traded funds, unless the Reportable Fund, closed end fund or exchange traded fund is managed directly by Baring Asset Management LLC or any other Barings group company;

2)	Ensure that all personal account trades were approved within the business/trading day preceding the trade;

3)	Ensure that its brokers provide duplicate trade confirmations and account statements no later than 30 days after the end of the applicable calendar month to the Company’s Legal and Compliance Department;

4)	Hold all securities purchased for the applicable holding period set forth herein before selling those securities; and

5)	Provide an initial report of holdings in Reportable Securities, monthly personal account trading reports and annual reports of holdings in Reportable Securities, and annual attestation of compliance with this Code.

The Company’s Access Persons may NOT:

1)	Trade while in possession of material non-public information regarding a security;

2)	Trade a security on the same day or for three business days before or after that security is traded for a client;

3)	Sell securities short, unless Access Persons hold equivalent securities in safekeeping;

4)	Engage in speculative personal account trading; or

5)	Participate in initial public offerings (“IPOs”) if the Company also seeks to participate in those IPOs.

Code of Ethics

I.	GENERAL ETHICAL PRINCIPLES

A.	We will at all times place our clients’ interests ahead of our own.

B.	All personal account trading must comport with this Code, and be conducted in a manner designed to avoid any actual or potential conflict with our clients’ interests.

C.	We will not take inappropriate advantage of our positions as investment professionals, or abuse the trust and confidence placed in us by our clients.

II.	APPLICABILITY OF THIS CODE’S PROCEDURES AND RESTRICTIONS

A.	Who must comply with this Code? This Code applies to all Access Persons of the Company. Incertain circumstances, contractors, consultants, and interns who work closely with the Company may be deemed “insiders” or “temporary insiders” of the Company, and thus Access Persons subject to this Code’s procedures and restrictions. The Company reserves the right to make additional persons or entities subject to this Code as deemed appropriate. Additionally, the Chief Compliance Officer may, in its discretion and in accordance with the requirements of the Investment Advisers Act of 1940, exempt certain employees from the definition of an Access Person.

Employees with questions as to whether particular persons or entities constitute Access Persons should contact the Legal and Compliance Department.

B.	What securities are covered by the Code? This Code applies to personal account trading involving all Reportable Securities and Reportable Funds. Access Persons are responsible for checking with the Legal and Compliance Department before executing an initial transaction in shares of a mutual fund, variable annuity, closed end fund, or an exchange traded fund to determine whether such securities are covered by this Code.

C.	“Exempted” Securities. This Code’s restrictions and procedures do not apply to trading in direct obligations of the Government of the United States, bankers’ acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments, including repurchase agreements, shares issued by money market funds, shares issued by U.S. registered open-end funds other than Reportable Funds, and shares issued by unit investment trusts that are invested exclusively in one or more open-end funds, none of which are Reportable Funds.

Several caveats apply to each of the above and Access Persons are responsible for confirming that securities they may purchase will qualify as “Exempted Securities” under this Code.

Access Persons may arrange for Reportable Securities to be purchased or sold through “blind” trusts or professional money managers. As long as the Access Person cannot directly or indirectly influence or control the third party’s investment selection and discretion, such arrangement would be considered exempted. Documentation evidencing this fact will be required from the third party. In accordance with Paragraph IV(D)(1) of this Code, Access Persons are not required to submit any report of investments held by such trusts or managers. The purchase or sale of Exempted Securities are not subject to this Code and need not be pre-cleared or reported. A failure to report a personal securities transaction in the mistaken belief that it is exempted is a violation of the Code and will be treated as such.

The Company reserves the right in its sole discretion to refuse to treat any arrangement as exempt from the requirements of this Code.

III.	PERSONAL ACCOUNT TRADING PROCEDURES AND RESTRICTIONS

A.	General. Access Persons may not purchase or sell Reportable Securities, in which such Access Person has, or by reason of such transaction will acquire, any direct or indirect Beneficial Ownership, without the prior approval of the Company. However, Access Persons do not need to obtain the prior approval of the Company before purchasing or selling Reportable Funds, closed end funds, or exchange traded funds, unless the Reportable Fund, closed end fund, or the exchange traded fund is managed by Baring Asset Management LLC, or any other Barings group company. The procedures for obtaining pre-approval for various types of securities are set forth in the immediately following sections.

The Company will refuse permission to engage in a personal account trade whenever such a trade appears inconsistent with the Company’s obligation to put client interests ahead of its own. Without limiting the generality of the foregoing, the Company will refuse permission to trade where the Reportable Security in question:

i)	is being purchased or sold for a client; or

ii)	is being considered for purchase or sale for a client.

Code of Ethics

In general, no Access Person may purchase or sell any Reportable Security, in which such Access Person has, or by reason of such transaction will acquire, any direct or indirect Beneficial Ownership, within the three business days immediately before or after a business day on which any client account managed by the Company purchases or sells that Reportable Security (or any closely related security, such as an option or a related convertible or exchangeable security). If such transactions occur, the Company will generally require any profits from the transactions to be disgorged for donation by the Access Person to charity. Note that the total blackout period is seven (7) business days (the day of the client trade, plus three business days before and three business days after).

It sometimes happens that an Access Person purchases or sells Reportable Securities for his/her own account and within the three days after, the same securities are purchased or sold for client portfolios. In the event that the Company determines that the Access Person both followed required approval procedures and had no knowledge as to investment recommendation or decision to purchase or sell the same security, the Company will not consider this a breach of the policy. As such, the Company will not require disgorgement of profits in such instances if it appears that the Access Person acted in good faith. The Company’s judgment as to the knowledge or lack of knowledge of an Access Person shall be binding.

B.	Pre-Clearance. Access Persons must pre-clear transactions they intend to place in Reportable Securities, in which such Access Person has, or by reason of such transaction will acquire, any direct or indirect Beneficial Ownership, by completing a “Personal Security Transaction Approval Chit” (the “Approval Chit”). A form of the Approval Chit is attached to this Code at Tab A. Access Persons must submit Approval Chits to the Legal and Compliance Department discussed below and obtain the required approval before trading in the Reportable Security. Approval to place a personal account trade is valid:

i)	until the next business/trading day from the time of approval; and

ii)	for the specific securities transaction described in the Approval Chit only.

Access Persons must submit the Approval Chit to a designated representative of the Legal and Compliance Department. The Legal and Compliance Department is responsible for ensuring that the security in question has not been traded for a client within the past three business days. The Legal and Compliance Department performs this check by comparing the name of the security to be traded with those securities listed in MIS.

Furthermore, the Legal and Compliance is responsible for forwarding the request to the London Compliance Department or the Hong Kong Compliance Department in the case of Asian securities. The London/Hong Kong Compliance Department is responsible for ensuring that there are no pending trades or plans within the appropriate SIT(s) and dealers to buy or sell the security in question for the following three business days on behalf of clients. With respect to transactions in Non-US developed markets, the Legal and Compliance Department is also responsible for ensuring that C. Hayes Miller has no plans to buy or sell the security in question for the following three business days on behalf of clients.

Additionally, all Personal Account Deals requested by Access Persons will be checked by the Legal and Compliance Department against the Stop List.

If the security has not been traded within the past three business days, is not on the Stop List and the Legal and Compliance receives confirmation from the London/Hong Kong Compliance Department (and C. Hayes Miller for Non-US developed markets) that there are no pending trades and no intention to buy or sell the security on behalf of clients, the Legal and Compliance representative may sign the Approval Chit. Authorized representatives for the Legal and Compliance Department are attached hereto at Tab B.

Upon obtaining the signature of the Legal and Compliance representative on the Approval Chit, an Access Person has obtained clearance to make the requested trade within the next business/trading day from the time of approval.1 Access Persons are responsible for maintaining personal copies of their Approval Chits to demonstrate compliance with this Code.

For transactions involving initial public offerings (“IPOs”), the Legal and Compliance Department will further assess whether the Access Person’s participation in the IPO is, or may appear as, an abuse of his/her position for personal profit. Therefore, Access Person’s must, in addition to obtaining approval from a Legal and Compliance Representative, obtain approval from the Chief Compliance Officer before transacting in any IPO. For those Access Persons that are also registered representatives of the Financial Industry Regulatory Authority (“FINRA”), please be advised that most transactions in IPOs by registered representatives are prohibited by FINRA pursuant to FINRA Rule 5130.

[1]	Certain Access Persons of the Company require additional approvals. The Chief Compliance Officer must also obtain approval of the Global Head of Compliance and Organisational Risk.

Code of Ethics

Private Equity Investments: For transactions involving private equity investments, an Access Person must submit a “Personal Security Transaction Approval Chit for Private Equity Investments” (a “Private Equity Chit”), a copy of which is attached at Tab C, to the Legal and Compliance Department. The Access Person must provide all information requested on the Private Equity Chit, and state whether he/she is an officer, director, or majority shareholder in the private venture. Additionally, the Access Person must append the offering memorandum or term sheet that describes the private offering. Investment managers and Legal and Compliance will assess whether the investment opportunity is appropriate for clients or for a Company itself, whether the opportunity is being offered to an Access Person by virtue of his/her position with the Company, and other possible conflicts of interest.

Access Person’s holding private investments must notify Legal and Compliance in the event: i) the Company’s or any affiliates are asked to consider an investment in the private issuer; or ii) the private issuer undertakes a public offering. In those circumstances, the appropriate SIT Head and Legal and Compliance will independently review the Company’s decision to purchase securities offered by the issuer of the private offering.

C.	Access Persons must provide duplicate trade confirmation statements to the Legal and Compliance Department. Access Persons must transact personal account trades through broker-dealers registered with the Financial Industry Regulatory Authority (FINRA). Access Persons must inform their brokers that the Access Person is employed by an SEC registered investment adviser and instruct the brokers to provide duplicate trade confirmations regarding each personal account trade, as well as account statements, directly to the Legal and Compliance Department. These trade confirmations and account statements must be received no later than 30 days after the end of the applicable calendar month.

D.	Refusal to transact a Personal Account Trade. The Company may, at any time and without reason, explanation, delay, or consideration of financial implication for Access Persons, refuse permission to engage in a personal account trade, in which the Access Person has any direct or indirect Beneficial Ownership. Consequently, Access Persons must be financially prepared to retain ownership of a security for an indefinite period.

E.	Holding Period. Access Persons may not profit from the purchase and sale, or sale and purchase, of the same (or equivalent) securities, in which such Access Person has any direct or indirect Beneficial Ownership, within 14 calendar days, as measured from the time that the last transaction in a security is executed. The Company employs a “last in, first out” method of determining whether a security has been held for 14 days. The 14 day holding period is designed to discourage short term trading by Access Persons and to minimize the potential for “front running” by Access Persons. Access Persons will be required to disgorge any profits earned in short term trading of the type described above.

Any investment made in an investment fund managed by a Barings group company (a “BAM Group Fund”) is required to be held for a minimum of 30 calendar days. In extenuating circumstances only, the Chief Compliance Officer may grant permission to sell such a holding within the 30 day period, however, any such permission will only be given if the Chief Compliance Officer is satisfied that (i) no conflict of interest arises (for example, with regard to the role of the employee and the relevant Fund), and (ii) the proposed sale could not reasonably be expected to disadvantage other investors in the Fund. The Chief Compliance Officer is required to make a detailed record of any consent given under this provision, recording the reasons as to why he/she is satisfied that the conditions set out above have been satisfied.

If you are a director, or concerned with the management, of an investment fund sponsored and/or managed by a Barings group company, you are prohibited from dealing in the investments of these funds during the close periods relating to these funds.

F.	Waiver. The Legal and Compliance Department is authorized to grant waivers under this Code. However, waivers will not ordinarily be granted. Permission to trade other than in strict compliance with this Code will only be granted where the proposed activity could not reasonably be expected to disadvantage clients. Permission is more likely to be granted in respect of personal account trades involving a small amount of securities in an issuer that has a very high average daily trading volume, such that neither the Access Person’s nor the Company’s transactions materially affect the price of those securities.

The Company has the unconditional right to impose restrictions, in addition to those set forth in this Code, at any time regarding personal account trading by Access Persons. Such additional restrictions might require the cancellation or reversal of a personal account trade, or the “freezing” or liquidation of a transaction or security holding. The imposition of any additional restriction on a personal account trade is a confidential matter that may not be disclosed by an Access Person.

IV.	REPORTING REQUIREMENTS

A.	Initial Holdings Reports. Every Access Person shall report to the Chief Compliance Officer, no later than 10 days after the person becomes an Access Person, the following information (which information must be current as of a date no more than 45 days prior to the date the person becomes an Access Person):

Code of Ethics

(1)	The title and type of security, and as applicable the exchange ticker symbol or CUSIP number, number of shares and principal amount of each Reportable Security in which the Access Person has any direct or indirect Beneficial Ownership;

(2)	The name of any broker, dealer or bank with which the Access Person maintains an account in which any securities are held for the Access Person’s direct or indirect benefit; and

(3)	The date the Access Person submits the report.

B.	Monthly Transaction/Compliance Reports. Each month, every Access Person shall report to the Chief Compliance Officer, with respect to transactions in Reportable Securities in which the Access Person has, or by reason of such transaction acquires, any direct or indirect Beneficial Ownership, the following information:

(1)	The date of the transaction, the title, and as applicable the exchange ticker symbol or CUSIP number, interest rate and maturity date, number of shares and principal amount of each Reportable Security involved;

(2)	The nature of the transaction (i.e., purchase, sale or any other type of acquisition or disposition);

(3)	The price of the security at which the transaction was effected;

(4)	The name of the broker, dealer or bank with or through which the transaction was effected; and

(5)	The date the Access Person submits the report.

Each month, the Legal and Compliance Department will send an e-mail to all Access Persons with a link to the Monthly Transaction/Compliance Report.

These reports must be received no later than 30 days after the end of the applicable calendar month.

The Report can be accessed and completed electronically at a BAM Boston Intranet site, located at:

http://usbosnms001/legal_compliance/TestFrame.asp

An Access Person’s electronic filing of the monthly Transaction/Compliance report is equivalent to his/her signature on a paper filing, and indicates that the Access Person has read, understood, and disclosed all pertinent information.2

C.	Annual Holdings Reports. Every Access Person shall report to the Chief Compliance Officer at least once each 12-month period, on a date set by the Legal and Compliance Department, the following information (which must be current as of a date no more than 45 days before the report is submitted):

(1)	The title and type of security, and as applicable the exchange ticker symbol or CUSIP number, number of shares, and principal amount of each Reportable Security in which the Access Person has any direct or indirect Beneficial Ownership;

(2)	The name of any broker, dealer or bank with which the Access Person maintains an account in which any securities are held for the direct or indirect benefit of the Access Person; and

(3)	The date the Access Person submits the report.

D.	Exceptions from Reporting Requirements. An Access Person is not required to submit:

(1)	Any report with respect to securities held in accounts over which the Access Person had no direct or indirect influence or control;

(2)	A transaction report with respect to transactions effected pursuant to an automatic investment plan; and

(3)	An initial or annual holdings report if the report would duplicate information contained in a securities account statement(s) listing all of the securities holdings of the Access Person, as long as the Adviser receives the report within 10 days of the person becoming an Access Person in the case of an initial holdings report, and by the date required by the Legal and Compliance Department in the case of an annual holdings report, and the information must be current as of a date no more than 45 days before the statement(s) is submitted.

[2]

Although Access Persons are not required to submit additional copies of Approval Chits with their monthly Transaction/Compliance reports, Access Persons are advised to maintain copies of all Approvals. Chits, Private Equity Chits, and supporting documents regarding personal account trades in case a particular transaction later comes under scrutiny.

Code of Ethics

V.	PROHIBITED ACTIVITIES

A.	Trading while in possession of “inside information.” Access Persons may not participate in, recommend, or cause another person or entity to engage in a securities transaction while the Access Person possesses: a) non-public information relating to that security, learned in the course of employment with the Company or from any other source; or b) information concerning current or contemplated trading in the security by the Company for clients. Access Persons are also prohibited from disclosing (or, “tipping”) confidential information to others, including colleagues, SIT Heads, managers of the Company, and members of the Access Person’s families. If an Access Person suspects that he/she might possess non-public information, he/she must contact the General Counsel alone immediately. In consultation with the General Counsel the Access Person will then complete an “Insider Information Form,” which will be sent to London Compliance and Monitoring by the General Counsel for placement on the global Stop List. All personal securities transactions requested by Access Persons will be checked against the Stop List by the Legal and Compliance Department prior to the granting of permission to trade.

Note: This restriction remains in effect even after an Access Person leaves the employ of the Company. An Access Person or former employee who knows non-public information about a security may not trade in that security until such time, if ever, that the information is generally known to the public.

“Insider trading” is described more fully in the Company’s Policies and Procedures to Detect and Prevent Insider Trading.

B.	Short selling and speculative trading. Access Persons may not sell securities short unless they hold those securities in safekeeping (i.e., “against the box”). Access Persons may not purchase or sell in a personal account transaction any structured notes or other over-the-counter derivative securities. Moreover, Access Persons should engage in personal account transactions for investment purposes only, and should not engage in speculative trading. Accordingly, Access Persons are prohibited from trading in securities on the basis of market rumors, or recommending that others do so.

C.	“Front running.” Access Persons may not purchase or sell securities for a personal account in order to profit from a subsequent purchase or sale by the Company on behalf of its clients. Similarly, Access Persons may not trade in anticipation of market movements that may follow the dissemination of the Company’s investment recommendations. These practices are known as “front running” and “scalping,” and are fraudulent acts that are proscribed by the federal securities laws. Accordingly, Access Persons may not trade for themselves immediately before or after the Company conducts block institutional trades in the same securities.

D.	Gifts. Gifts and Hospitality provided by or given to Access Persons creates potential conflicts of interest and may put the Company at legal risk. The Company prohibits the receipt of any inappropriate Gift or excessive Hospitality from any company or client with which the Company has business dealings. There are circumstances in which, subject to limitations and reporting requirements, the Company’s policy allows Access Persons to give and receive Gifts and Hospitality which are not deemed inappropriate or excessive. Specific limitations and definitions pertaining to giving and receiving Gifts or Hospitality may be found in the Company’s Gifts and Hospitality Policy.

Service as a director. Access Persons may not accept a position as an officer or director of any entity outside of the Barings group of companies without first obtaining prior approval pursuant to the Group Policy on Undertaking Third Party Activities.

E.	If the Access Person is permitted to serve as a director of a publicly traded company (the “outside company”), however, that Access Person normally may not participate in the Company’s investment decisions regarding the outside company, and generally must be isolated from those employees who do make the investment decisions regarding the outside company.

F.	Examples of Acts that Violate the Federal Securities Laws and this Code. The following situations are examples of acts that are proscribed by the federal securities laws and this Code.

1.	Placing personal interests ahead of clients’ interests. An Access Person may not purchase a “promising” stock for his/her personal account before purchasing the same stock for clients, or sell a declining stock for a personal account before selling the same stock on behalf of clients. An Access Person may not use economic, market, or other investment information obtained by virtue of his/her position with the Company to advance a personal interest.

2.	Using knowledge of the Company’s transactions to profit from the market impact of those transactions. An Access Person may not make or time personal account trades in securities that are under consideration for purchase or sale by the Company to benefit from the market effect of those transactions. An Access Person may not influence the Company to buy or sell a security in anticipation of trading that security in a personal account transaction.

Code of Ethics

3.	Competing in the market against the Company’s clients. An Access Person may not purchase a security in a personal account trade while the Company is selling that security, and vice-versa.

4.	Receiving securities from underwriters for Access Person’s personal accounts. Access Persons may not receive “free” securities from underwriters for its personal trading accounts or the accounts of select clients. Consequently, Access Persons may not purchase securities for clients with the expectation that they will receive special warrants or rights.

5.	Manipulating the Market. Access Persons may not engage in any act intended or designed to mislead other investors. Such manipulative acts include: efforts to stimulate, artificially, the demand for a security; creating the false appearance of actual trading activity; “wash” sales (i.e., the sale and subsequent repurchase of the same security, so that there is no change in real or beneficial ownership); “matched” orders (i.e., offsetting buy and sell orders designed to create the impression of activity in a security and cause price movement); rigging trading prices; acting alone, or with others, to effect transactions that give the impression of active trading in a security; executing transactions at the end of the day for the purpose of inflating portfolio values; or, initiating or circulating information about a security for the purpose of affecting the price of that security. Consequently, for example, Access Persons may not “tout” a security to other market participants, such as traders, brokers, or other advisers; cause an increase in the quoted inside bid at or near the close of the market to send a positive signal to the market; purchase a security at or near the close of the market, with the intent of creating or sustaining high bid or transaction prices; purchase securities among nominee accounts at increasingly higher prices; or advance the bid to increase the price of a security and attract further trading.

6.	“Parking securities.” Access Persons may not engage in acts designed to disguise the beneficial ownership of securities. Examples of such activity include sham purchase or sale transactions, or placing securities in an account of a third party or nominee who is under the control of the person that truly owns the security.

VI.	SANCTIONS

A.	A breach of this Code may result in immediate dismissal by the Company. An Access Person’s disregard of fiduciary duties owed to clients, or breach of the securities laws or this Code, violates a basic tenet of employment with the Company. The chief compliance officer, in conjunction with the Company’s directors, is authorized to impose sanctions against Access Persons for violations of this Code by the Access Persons. Sanctions may include the suspension of personal account trading privileges; censure; fines; disgorgement of illicit gains or losses avoided and restitution to the Company or its clients, or a charity selected by the Company; suspension from office; and, immediate dismissal from employment with the Company.

B.	A breach of this Code may result in prosecution by regulatory authorities. A violation of the federal securities laws is a criminal act. An Access Person’s breach of the securities laws or this Code, which reflects regulatory mandates, may result in criminal, civil, and administrative penalties (such as a bar from the securities industry) against the Access Person, his/her supervisors, and the Company. Additionally, violations of the securities laws and this Code may undermine our clients’ confidence in the Company, and the Company’s ability to conduct business. Consequently, the Company will aid the SEC or other appropriate regulatory agencies in investigating any purported violation of the securities laws or this Code

C.	If in doubt, please contact the Legal and Compliance Department before you act. To repeat, Access Persons must be able to withstand any losses that may arise if the Company refuses permission to engage in a personal account trade, in which the Access Person has any direct or indirect Beneficial Ownership. If an Access Person believes that he/she possesses inside information, he/she should not repeat that information to any other person, and must immediately speak, alone, with the General Counsel. If an Access Person has any doubt about compliance with this Code or his/her fiduciary duties to clients, he/she should consult the Legal and Compliance Department before taking any action.

VII.	ADMINISTRATION OF THE CODE OF ETHICS

A.	Compliance Officer Review. Access Persons should be aware that the Company’s Legal and Compliance Department will compare Access Persons’ personal account trades with trades executed on behalf of clients. Account statements, trade confirmations, and other information, whether received from Access Persons or other sources, may be used to monitor and review personal account trading for compliance with this Code. Legal and Compliance may initiate inquiries of Access Persons regarding personal account trading. Access Persons are required to cooperate with such inquiries and any review procedures used by the Company. An Access Person’s refusal to cooperate in such inquiries may result in sanctions, including dismissal from the Company.

B.	Reporting Violations of this Code. Access Persons who observe or become aware of conduct believed to be a violation of this Code shall promptly report such violation to the Chief Compliance Officer.

Code of Ethics

C.	Attestation/Certification of Compliance. The Company shall provide every Access Person with a copy of this Code, as well as any amendments hereto, which may be provided by electronic delivery or by providing a link to where the document is posted. All Access Persons of the Company must sign an Attestation stating that he/she has received, read, and understands this Code or any amendments hereto, and recognizes that he/she is subject to this Code. Additionally, every Access Person must complete an annual attestation, certifying that he/she has read and understands this Code and recognizes that he/she is subject to this Code and that he/she has complied with the requirements of this Code and has disclosed or reported all personal securities transactions required to be disclosed or reported pursuant to the requirements of this Code. Please note that your compliance with this Code is a basic condition of your employment with the Company.

VIII.	RECORDKEEPING

A.	The Company shall make and keep true, accurate and current the following records relating to this Code:

(1)	A copy of this Code, which is adopted and implemented pursuant to Rule 204A-1 of the Advisers Act of 1940 that is currently in effect, and any code of ethics that, at any time within the past five years, was in effect;

(2)	A record of any violation of this Code, and of any action taken as a result of the violation;

(3)	A record of all written acknowledgments as required by Section VII(C) of this Code for each person who is currently, or within the past five years was, an Access Person of the Company;

(4)	A record of each report made by an Access Person as required by Section IV(A)-(C) of this Code, including any information provided under Section IV(D) of this Code in lieu of such reports;

(5)	A record of the names of persons who are currently, or within the past five years were, Access Persons of the Company; and

(6)	A record of any decision, and the reasons supporting the decision, to approve the acquisition of securities in an Initial Public Offering or in a Limited Offering by Access Persons, for at least five years after the end of the fiscal year in which the approval is granted.

(B)	Unless specifically stated herein to the contrary, the foregoing records of the Company shall be retained by the Company for at least five years after the end of the fiscal year in which the report was made or violation occurred in an easily accessible place, the first two years in the principal office and place of business of the Company.

Code of Ethics

TAB A

Baring Asset Management LLC

Personal Security Transaction Approval Chit

PRINT     NAME:                     DATE:                 TIME:

IF A TRADE IS FOR SOMEONE OTHER THAN YOURSELF, PLEASE PRINT THE INDIVIDUAL’S NAME BELOW:

I.	Name of Security & TRADE SYMBOL	ISIN/SEDOL	Type of Security (I.E., EQUITY, BOND, OPTION, *IPO, ETC.)	Convertible YES OR NO	Purchase or Sale	Location (US, LATIN AM., ETC)

FOR PRIVATE PLACEMENTS OR INITIAL PUBLIC OFFERINGS CONSENT MUST BE REQUESTED FROM THE CHIEF COMPLIANCE OFFICER.

I, the undersigned employee, requesting permission to trade, understand that said trade(s) listed above, if approved, must be executed within the next business/trading day from the time of consent. I further understand that generally permission will be refused for three days either side of dates where Barings is dealing for clients.

SIGNATURE OF PERSON REQUESTING PERMISSION TO TRADE

I, THE UNDERSIGNED, HAVE EXAMINED BARINGS’ PAST ORDERS (MIS), RESTRICTED SECURITIES LIST, AND BARINGS’ STOP LIST AND WHERE REQUIRED, I HAVE TAKEN APPROPRIATE STEPS AND HAVE FOUND NO CONFLICT WITH THE ABOVE TRANSACTION(S). PERMISSION IS HEREBY GRANTED FOR THE TRANSACTIONS LISTED ABOVE UNTIL THE END OF THE NEXT BUSINESS DAY/TRADING DAY OR UNTIL OTHERWISE NOTIFIED, WHICHEVER IS SHORTER.

Legal/Compliance Representative	Date and Time

Chief Compliance Officer *	Date and Time
*	Approval from Chief Compliance Officer required for IPOs only.

Code of Ethics

TAB B

Authorized Representatives

EMPLOYEES SEEKING APPROVAL FOR PERSONAL ACCOUNT TRADES MUST OBTAIN APPROVAL FROM ONE OF THE FOLLOWING LEGAL AND COMPLIANCE REPRESENTATIVES:

1.	Traci Thelen

2.	Patricia Ballard

3.	Laura McDonough

Code of Ethics

Tab C

BARING ASSET MANAGEMENT LLC

PERSONAL SECURITY TRANSACTION

APPROVAL CHIT

FOR

PRIVATE EQUITY INVESTMENTS

PRINT     Name:                     Date:            Time:

If trade is for someone other than yourself please PRINT, name of other person:

I request approval to make the following trade(s):

Name of Issuer:

Type of Security:

(i.e. convertible Preferred, common, etc.)

Price per Share:

Total Price:

Closing Date, or Date of Sale:

1.	Please provide a copy of the offering memorandum or term sheet for the offering. If one is not available, please describe on what basis the offering is being made.

2.	Please provide details of any existing security holdings in the entity making the offering or its affiliates (the “Entity”).

3.	Do you have any relationship with the Entity (advisor, consultant, director, employee, vendor, etc.)? If so, please describe arrangement including any remuneration.

4.	Does Barings have any business relationship with the Entity in question? If so, please describe.

5.	Does the Company intend to conduct a public offering? Please indicate if the securities being purchased will have registration rights.

Signature of Person Requesting Permission
APPROVED/DISAPPROVED:

Chief Compliance Officer - Boston (for private placements)	Date and Time

Code of Ethics

Code of Ethics

Summary of Material Revisions

Date of Last Review: June 2011

Effective Date: June 1, 2011

Date of Change	Page	Section/Paragraph	Summary of Change
01/2006		Definitions	Included definition of Security
01/2006		Section III	Included procedures for Access Persons to submit Approval Chits to Boston Legal and Compliance Department for forwarding to the London Compliance Department/Hong Kong Compliance Department for approval.
01/2006		Section III(E)	Included reference to holding period for any investment made in an investment fund managed by a Baring Asset Management group company.
11/17/06	11	Section III(B)(1)	Removed the following language: “The Chief Administration Officer must obtain approval of the Global Head of Legal and Compliance or other direct reporting line.”
2/07/07		Tab B	Update list of authorized representatives
3/07/07	7, 9	Executive Summary and III(A)	Exclude exchange traded funds from the pre-approval requirements.
8/14/07		Tab B	Update list of authorized representatives – Adia Nunnally’s and Kevin Wagner’s departure
8/20/07		Tab B	Update list of authorized representatives – Add Christina Dolan
1/28/08			Removed references to Baring Investment Services, Inc. Specified that the broker confirmation statements, account statements and monthly transaction/compliance reports are due within 30 days of the applicable month end. Updated list of authorized representatives added Alexander Wood and Patricia Ballard, Removed Mary Dunbrack
7/09/08

Removed references to the US Equity SIT TEAM as this function was moved over to London. London Compliance will continue to pre-clear trades as in the past. Names of US Equity SIT Representatives removed from Tab B.

Added ISIN/SEDOL column to the Chit. Amended the Code and the Chit to reflect fact that staff have until the next business/trading day to make a trade as opposed to 24 hours.

Added Lauren Rich as an Authorized Representative for Legal and Compliance for Tab B. Added C. Hayes Miller as a representative for Non-US Developed Markets.

5/6/10		Executive Summary Tab B Section III.B and Tab A

Added language pertaining to Rule 17j-1 of the Investment Company Act of 1940.

Removed Lauren Rich and Christy Dolan.

Added requirement to obtain prior approval from the Chief Compliance Officer for all IPO transactions.

6/7/10		Tab B	Added Laura McDonough
02/28/11		Entire policy	Updated to change from Baring Asset Management, Inc. to Baring Asset Management LLC. Removed reference to Portfolio Control group as it’s no longer in place.
06/01/11		Pre-clearance	Changed pre-clearance to be centralized through Legal and Compliance Department. Removed requirement for employees to obtain pre-clearance sign off from Client Service Department. Inserted reference to Stop List procedure.

Code of Ethics